Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 ASR No. 333-238300) of Turning Point Therapeutics, Inc., and
(2)

Registration Statements (Form S-8 Nos. 333-231372, 333-237250 and 333-253711) pertaining to the 2013 Equity Incentive Plan of Turning Point Therapeutics, Inc., the 2019 Equity Incentive Plan of Turning Point Therapeutics, Inc., and the 2019 Employee Stock Purchase Plan of Turning Point Therapeutics, Inc.;

of our reports dated February 28, 2022, with respect to the financial statements of Turning Point Therapeutics, Inc. and the effectiveness of internal control over financial reporting of Turning Point Therapeutics, Inc. included in this Annual Report (Form 10-K) of Turning Point Therapeutics, Inc. for the year ended December 31, 2021.

/s/ Ernst & Young LLP

San Diego, California
February 28, 2022